Exhibit 5.1

609 Main Street
Houston, TX 77002
United States

(713) 836-3600	Facsimile:
(713) 836-3601
www.kirkland.com

July 17, 2020

Forum Energy Technologies, Inc.

10344 Sam Houston Park Drive, Suite 300

Houston, Texas 77064

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel for Forum Energy Technologies, Inc., a Delaware corporation (the “Issuer”) and each of the entities listed on Exhibit A hereto (the “Guarantors” and each a “Guarantor”). The Guarantors and the Issuer are collectively referred to herein as the “Registrants.” This opinion letter is being delivered in connection with the proposed registration by the Registrants of (i) up to $328,144,000 aggregate principal amount of 9.00% Convertible Senior Secured Notes due 2025 (the “New Notes”), to be guaranteed by the Guarantors, and (ii) an indeterminate number of shares of common stock, par value $0.01 per share, of the Issuer (the “Common Stock”) that may be issued upon conversion of a portion of the New Notes, pursuant to a Registration Statement on Form S-4 filed on July 6, 2020 (Registration No. 333-239684) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The New Notes are to be issued pursuant to an indenture to be entered into among the Issuer, the Guarantors and U.S. Bank National Association, as trustee (the “Indenture”). The Indenture includes the guarantees by the Guarantors of the New Notes (collectively, the “Guarantees”). The New Notes are to be issued in exchange for the Issuer’s outstanding 6.250% Senior Notes due 2021 (the “Old Notes”).

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) certificates of incorporation, certificates of formation, bylaws, limited liability agreements, partnership agreements and other organizational documents, as applicable, of the Issuer and the Guarantors, (ii) resolutions or written consents of the board of directors, board of managers, manager, managing member, sole member or general partner, as applicable, of the Issuer and the Guarantors with respect to the issuance of the New Notes and the Guarantees, as applicable, (iii) the Indenture (including the Guarantees contained therein), (iv) the Registration Statement, and (v) forms of the New Notes and the Guarantees.

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Forum Energy Technologies, Inc.

July 17, 2020

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer and the Guarantors. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and the Guarantors.

We have also assumed that the execution and delivery of the Indenture and the New Notes and the performance by the Issuer and the Guarantors of their respective obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any Registrant is bound.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.

when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the New Notes and the Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to holders of the Old Notes in exchange for the Old Notes and the guarantees related thereto pursuant to the exchange offer described in the Registration Statement, the New Notes will be validly issued under the Indenture and will be binding obligations of the Issuer and the Guarantees will be validly issued under the Indenture and will be binding obligations of the Guarantors; and

Forum Energy Technologies, Inc.

July 17, 2020

2.

when issued in accordance with the terms of the Indenture, the shares of Common Stock issuable upon conversion of a portion of the New Notes will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal laws of the State of New York, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We are not qualified to practice law in the State of Delaware and our opinions herein regarding Delaware law are limited solely to our review of provisions of the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act, which we consider normally applicable to transactions of this type, without our having made any special investigation as to the applicability of another statute, law, rule or regulation. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP

EXHIBIT A

Guarantors1

FET Holdings, LLC

Forum Energy Services, Inc.

Forum Global Holdings, LLC

Forum Global Tubing LLC

Forum Global Tubing LP

Forum International Holdings, Inc.

Forum US, Inc.

Global Flow Technologies, Inc.

Global Tubing, LLC

Houston Global Heat Transfer LLC

Z Explorations, Inc.

Z Resources, Inc.

Zy-Tech Global Industries, Inc.

[1]	All Guarantors are incorporated or organized in the state of Delaware.